Exhibit 10.504

PERSONAL AND CONFIDENTIAL

                        , 2002

«First_Name» «Last_Name»
«JOB_TITLE»
Chiron Corporation
«ADDRESS», M/S «MS»
«CITY_STATE_ZIP»

        Re:    Restricted Share Right Grant

Dear: «First_Name»

        Pursuant to the Chiron Corporation 1991 Stock Option Plan (the "Plan"), Chiron Corporation (the "Company") hereby grants you «Shrs            Grntd» («Shrs            Grntd            Wrds») restricted share rights ("share rights") with respect to its Common Stock ("Common Stock"). These share rights are granted to you in accordance with the restrictions, terms, and conditions hereinafter set forth and are in all respects limited and conditioned by the provisions of the Plan.

          1.    Each share right entitles you to receive one share of Common Stock on the Payment Date applicable to such share right if you remain employed with the Company through that date. The Payment Date for forty percent (40%) of your share rights will be August 31, 2003; the Payment Date for the remaining sixty percent (60%) of your share rights will be August 31, 2005. A certificate representing the share of stock payable under a share right will be issued without restriction on the Payment Date provided that your share rights have not been terminated or canceled before such date in accordance with the following provisions.

          2.    If you voluntarily terminate employment with the Company for any reason other than death or permanent disability or if the Company terminates your employment for Cause before the Payment Date of a share right, subject to paragraph 8 below, each share right you hold will be canceled automatically and no shares of Common Stock will be issued thereunder.

          3.    If you terminate employment by reason of death or permanent disability or if the Company terminates your employment for any reason other than for Cause before August 31, 2005, all share rights then held by you will be canceled automatically except as follows:

            (i)    if your termination date is after August 31, 2002 and before August 31, 2003, you will be issued, as soon as practicable following such termination of employment, that number of shares of Common Stock equal to the total number of your share rights with an August 31, 2003 Payment Date multiplied by a fraction, the numerator of which is the number of whole months of your employment after August 31, 2001 and the denominator of which is twenty-four (24), or

            (ii)  if your termination date is after August 31, 2003, and before August 31, 2005, you will be issued, as soon as practicable following such termination of employment, that number of shares of Common Stock equal to the total number of your share rights with an August 31, 2005 Payment Date multiplied by a fraction, the numerator of which is the number of whole months of your employment after August 31, 2003 and the denominator of which is twenty-four (24).

You will be deemed to be permanently disabled if, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than 12 months, you are unable to engage in any substantial gainful employment.

          4.    The issuance of shares under a share right is subject to all applicable tax withholding obligations. In order to satisfy such tax withholding obligations, the number of shares of Common

  Stock which would otherwise be paid to you on any date will be reduced by that number of shares which, as of that date, has an aggregate Fair Market Value (as defined in the Plan) equal to the total amount of tax withholding obligations applicable to the shares otherwise payable on that date.

          5.    Your share rights hereunder may not be sold, assigned, transferred, alienated, subject to garnishment or otherwise encumbered in any manner other than by transfer, to the extent provided below, by Will or the laws of descent and distribution. In the event of your death prior to the issuance of shares of Common Stock under your share rights, any shares issuable thereunder by reason of your death will pass pursuant to your Will or by the laws of descent and distribution.

          6.    The issuance of shares of Common Stock hereunder shall be subject to compliance by the Company and yourself or your beneficiary with all applicable requirements of law relating thereto and with all regulations of any stock exchange on which the Common Stock may be listed at the time of such issuance.

          7.    If the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets of the Company, enter into an agreement to merge or consolidate with another entity, or enter into a plan of reorganization or liquidation, while your restricted share rights are outstanding, then each outstanding share right will become vested and paid in full, immediately before the consummation of such transaction. However, no acceleration of the vesting or payment date will occur if the agreement requires as a prerequisite to the consummation of any such transaction that each such outstanding share right will be either assumed by the successor corporation or parent thereof or be replaced with a comparable share right in the successor corporation or parent thereof.

          8.    If there is a Change in Control of the Company pursuant to which the share rights continue and within twenty-four (24) calendar months thereafter there is a Qualifying Termination of your employment, then the share rights which remain outstanding at the time of such Qualifying Termination will vest and will be paid out in full.

          9.    For this letter agreement, the following definitions apply:

            a.    "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied and regulatory approval has been granted if necessary:

              (i)    The "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than thirty percent (30%) of the combined voting power of all securities of the Company is acquired, directly or indirectly, by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company); or

              (ii)  During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in i. above) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

              (iii)  The stockholders of the Company approve a definitive agreement to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan for liquidation, provided that such sale or liquidation has not been abandoned.

Notwithstanding anything else contained herein to the contrary, in no event shall a Change in Control be deemed to have occurred by reason of a purchase, or series of purchases of Company stock by Novartis or its successor such that the acquiring entity remains subject to the terms of that certain Governance Agreement dated as of January 5, 1995, as amended through December 9, 2000, provided the acquiring entity's Company stock holdings, direct or indirect, in the aggregate, represent less than seventy-nine and nine-tenths of a percent (79.9%) of the combined voting power of all outstanding Company securities. In addition, in no event shall a Change in Control be deemed to have occurred, with respect to you, if you are part of a purchasing group that consummates the Change-in-Control transaction. You shall be deemed "part of a purchasing group" for purposes of the preceding sentence if you are an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock or other equity of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

          b.    "Qualifying Termination" means: (i) an involuntary termination of your employment by the Company for reasons other than death, permanent disability, as defined in paragraph 3, above, or Cause, or (ii) a voluntary termination by you for Good Reason pursuant to a written notice of termination delivered to the Company; provided that, if upon receiving such notice of termination, the Company requests that you remain an employee for a period ending no later than six (6) months following the date of the Change in Control (the "Transition Employment Period") with compensation and benefits equal to or greater than your compensation and benefits immediately before the Qualifying Termination (or, if more favorable to you, immediately before the Change in Control), you will not be deemed to have a Qualifying Termination unless you remain employed throughout the Transition Period or your employment earlier terminates due to death, disability or involuntary termination by the Corporation for reason other than Cause.

          c.    "Cause" means: (i) your willful failure to substantially perform your duties with the Company (other than any such failure resulting from permanent disability or occurring after you have notified the Company in writing of your termination for Good Reason, but, in the latter case, only if the Company has not requested a Transition Employment Period for you), (ii) your material act of dishonesty, fraud or embezzlement against the Company, unauthorized disclosure of confidential information or trade secrets of any of the Company or an affiliate (whether or not in violation of any confidentiality agreement) or other willful conduct that is demonstrably injurious to the Company, monetarily or otherwise; or (iii) your having been convicted of a felony. No act, or failure to act, on your part will be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

          d.    "Good Reason" shall mean, without your express written consent, the occurrence of any one or more of the following:

            (i)    The assignment of you to duties materially inconsistent with your authorities, duties, responsibilities as an employee of the Company, or a material reduction in the nature or status of your authorities, duties, or responsibilities from those in effect immediately preceding the Change in Control;

            (ii)  The Company's requiring you to be based at a location which is at least fifty (50) miles further from your current primary residence than is such residence from the

    Company's current headquarters, except for required travel on the Company's business to an extent substantially consistent with your business obligations as of the Effective Date;

            (iii)  A material reduction in your Base Salary or bonus opportunity as in effect on the Effective Date of the Change in Control or as the same shall be increased from time to time;

            (iv)  A material reduction in your level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which you participate in immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if your reduced level of participation in each such program remains substantially consistent with the average level of participation of other employees who have positions commensurate with your position. Long-term incentive plans shall mean the Chiron Executive Long-Term Incentive Plan, the 1991 Stock Option Plan, and any other similar plans instituted by the Company.

However, the occurrence of an event set forth in (i) through (iv) above shall not constitute Good Reason if the Company has cured such event within fifteen (15) days of receipt of written notice from you that such event has occurred and constitutes Good Reason.

          10.  Neither you nor, in the event of your death, your beneficiary shall have any rights as a shareholder with respect to the shares of Common Stock issuable hereunder until you shall have been issued a stock certificate for such shares. It is the intention of the parties that the Company's obligations under your share rights are unfunded for purposes of the Internal Revenue Code and that the Employee Retirement Income Security Act of 1974 does not apply to your share rights.

          11.  The Compensation Committee, may, in its discretion, modify or waive any or all of the terms, conditions or restrictions hereof, provided, however, that no such modification or waiver may, without your or, if applicable, your beneficiary's, consent, adversely affect the rights of you or your beneficiary hereunder.

          12.  The Compensation Committee has full authority to administer the Plan, including authority to interpret and construe any provision thereof and hereof and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Compensation Committee are final and binding on all persons who have an interest in the Plan.

          13.  This grant shall not constitute a contract of employment. The Company (or any subsidiary employing you) may terminate or change the terms of your employment at any time and for any reason and whether or not such termination or change causes a loss of rights under the Plan, except to the extent that the terms of any employment contract or, with respect to changes in your compensation, any written compensation agreement between the Company and you may expressly provide otherwise.

Very truly yours,
CHIRON CORPORATION

By:	Seán P. Lance Chairman and Chief Executive Officer